Fibrocell Science and Intrexon Expand Collaboration

for Potential New Class of Therapeutics

Adds Therapeutic Pipeline for Gene Modified Autologous Fibroblast Cells to Treat Autoimmune and Inflammatory Disorders Including Morphea, Cutaneous Eosinophilias and Psoriasis

Exton, PA and Germantown, MD, July 1, 2013 – Fibrocell Science, Inc. (NYSE MKT:FCSC), an autologous cell therapy company focused on the development of innovative products for aesthetic, medical and scientific applications, and Intrexon Corporation, a leader in synthetic biology, announced today an expansion of their Exclusive Channel Collaboration (ECC) for development of a potentially new class of therapeutics.

Using its UltraVector® platform, Intrexon will engineer transgenes to optimize the functionality of Fibrocell’s autologous fibroblast cells in order to produce factors under the control of its proprietary RheoSwitch Therapeutic System® (RTS®) that will modulate immune and inflammatory pathways.

The new agreement broadens the existing collaboration to include potential treatments based on engineered autologous fibroblast cells for the localized treatment of autoimmune and inflammatory disorders including morphea (localized scleroderma), cutaneous eosinophilias and moderate to severe psoriasis.

Mitchel P. Goldman, M.D., president-elect of the American Society for Dermatologic Surgery and volunteer clinical professor of Dermatology/Medicine at the University of California, San Diego said the collaboration is an important step towards addressing unmet medical needs.

“Scleroderma and morphea patients currently rely on systemic treatment options with the potential for a host of unwanted side effects or suboptimal topical products,” Dr. Goldman said. “This new treatment modality has the potential to provide a controlled, local treatment option for these patients which should mitigate adverse effects from systemic therapy. I am enthusiastic about the potential implications of this research agreement.”

Jouni Uitto, MD, PhD, chair of the Department of Dermatology and Cutaneous Biology at Thomas Jefferson University, in Philadelphia, Pennsylvania, said “Patients suffering from chronic immune-mediated diseases of the skin, dermis and subcutaneous tissues are most often treated with systemic medications that cause significant side effects and only marginally improve disease. Treating these diseases locally at the sites of inflammation with a patient’s own fibroblasts that have been engineered to deliver targeted biologic therapy is very exciting. The collaboration may, in fact, result in a new class of therapeutics.”

David Pernock, Chairman and Chief Executive Officer of Fibrocell Science, said “Our expanded partnership with Intrexon will allow us to develop novel therapeutics that leverage our established autologous human fibroblast platform to produce cells that are genetically modified to express therapeutic proteins and/or bioactive RNA species for the treatment of autoimmune and non-infectious inflammatory disorders that manifest in cutaneous tissues, fascia and muscle. We shall begin by developing therapeutic candidates for morphea, cutaneous eosinophilia, and psoriasis patients, all of whom would benefit from a potentially safer, local treatment option. This builds on our existing collaboration in recessive dystrophic epidermolysis bullosa (RDEB) and represents another significant milestone in the development of our medical pipeline.”

Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon, said the collaboration with Fibrocell is a prime example of how two innovative companies with complementary technologies can work together to pursue significant medical advances.

“Fibrocell’s proprietary autologous fibroblast technology, together with know-how accumulated over many years and the dedication of its excellent team already have led to the historic achievement of possessing, in LAVIV®, the first FDA approved cell therapy for an aesthetic indication, one that, by definition, presupposes a very high threshold for tolerability and aesthetic result,” Mr. Kirk said. “Their platform therefore provides an excellent opportunity to modify the patient’s own fibroblasts while they are ex vivo so that they may, when delivered to the patient clinically, express proteins and bioactive RNA’s under the control of a topically applied activator ligand. Now, building upon our collaboration to develop such a treatment for the rare skin disease RDEB, we look forward to working with Fibrocell in the pursuit of superior therapies for morphea, cutaneous eosinophilia and psoriasis.”

Morphea is an autoimmune disease that primarily affects skin and connective tissues causing hardened plaques and joint contractures. The total prevalence of morphea in the United States is estimated to be approximately 8,000 patients with similar prevalence in Europe and Asia. Cutaneous eosinophilias are inflammatory diseases that manifest in dermal and subcutaneous layers including the fascia. Similar to morphea, plaques and connective tissue contractures form and persist on a chronic basis. The prevalence of cutaneous eosinophilias in the US is estimated to be approximately 4,000 patients with similar prevalence in Europe and Asia respectively. In aggregate, approximately 40,000 patients worldwide suffer from morphea and the cutaneous eosinophilias each year.

Psoriasis is an immune-mediated, chronic skin disease that is characterized by the overproduction of new skin cells, which results in the formation of scaly patches. The total prevalence of psoriasis in the United States is estimated to be greater than 4.5 million patients, of which approximately twenty five percent are patients with moderate to severe disease, the indication targeted by Fibrocell’s new therapeutic program. Current treatment options for patients with moderate to severe psoriasis include phototherapy (light- or laser-based treatments) or systemic therapies such as immunosuppressant and biologic therapies, which have varying degrees of effectiveness and potential adverse side effects.

Under terms of the expanded agreement, Intrexon will receive a technology access fee of $7.5 million in Fibrocell common stock valued at the closing price on June 28, 2013 of $6.03. Other aspects of the agreement duplicate the terms related to the existing collaboration pertaining to RDEB.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT: FCSC) is an autologous cell therapy company focused on the development of innovative products for aesthetic, medical and scientific applications. Fibrocell Science is committed to advancing the scientific, medical and commercial potential of autologous skin and tissue, as well as its innovative cellular processing technology and manufacturing excellence. For additional information, please visit www.fibrocellscience.com.

About LAVIV® (azficel-T)

LAVIV is an autologous cellular product indicated for improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults. The safety and efficacy of LAVIV for areas other than the nasolabial folds have not been established. The efficacy of LAVIV beyond six months has not been established.

Important Safety Information about LAVIV® (azficel-T)

LAVIV (azficel-T) is an autologous cellular product for intradermal injection only. LAVIV is contraindicated for allogeneic use, in patients with allergy to gentamicin, amphotericin, dimethyl sulfoxide (DMSO) or material of bovine origin and in patients with active infection in the facial area. The following reactions have been reported following treatment with LAVIV: hypersensitivity reactions, bleeding and bruising at the treatment site, vasculitis, herpes labialis, basal cell cancer; keloid and hypertrophic scarring may occur following post-auricular skin biopsies or LAVIV injections. Additional warnings and precautions to be considered include the use of LAVIV in patients with genetic disorders or formation of normal collagen matrices and in immunosuppressed patients, or those patients undergoing chemotherapy for malignancies or receive immunomodulatory therapies for autoimmune diseases.

The most common adverse reactions, occurring in ≥1% of patients who receive LAVIV, were injection-site redness, bruising, swelling, pain, hemorrhage, edema, nodules, papules, irritation, dermatitis and pruritus.

For more information about LAVIV, please see the accompanying full Prescribing Information or visit www.mylaviv.com.

About Intrexon Corporation

Intrexon Corporation is a privately held biotechnology company focused on collaborating with companies in Health, Food, Energy, and the Environment to create biologically based products that improve the quality of life and health of the planet.

About UltraVector® and RTS®

UltraVector® is one of Intrexon’s proprietary technology platforms for the design, creation, modification, and regulation of complex gene programs and cellular systems at commercial scale. RTS® technology is Intrexon’s proprietary biological “switch” which provides inducible control over the level and timing of gene expression and is part of a dynamic UltraVector® library of more than two million diverse, modular genetic components. Intrexon calls it Better DNA™ and invites you to discover more at www.dna.com.

Trademarks

Intrexon, UltraVector, RTS, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information, contact:

Fibrocell Contact: The Ruth Group Zack Kubow / Melanie Sollid-Penton Tel: +1 646-536-7020/7023 zkubow@theruthgroup.com msollid@theruthgroup.com	Intrexon Contact: Marie L. Rossi, Ph.D. Intrexon Corporation Tel: +1 301-556-9944 mrossi@intrexon.com